Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Thomas J. Bellgraph, Vice President/CFO
Hastings Manufacturing Company -- (616) 945-2491
or
Brian Edwards, Mary Ann Sabo (mail@lambert-edwards.com)
Lambert, Edwards & Associates -- (616) 233-0500

Hastings Manufacturing Announces 2000 Results

HASTINGS, Mich. -- March 12, 2001 -- Hastings Manufacturing Company (AMEX: HMF) today announced its financial results for the year ended December 31, 2000.

The Hastings, Mich.-based manufacturer of piston rings and other automotive products reported net sales of $35.3 million for 2000, compared with net sales of $37.4 million in 1999. The Company attributed the decline to overall softness in the North American automotive market, which was partially offset by a modest increase in export volume. The sales decrease in 2000 also reflects a reduction in Casite® additive sales, which are now recorded through a joint venture rather than through the Company's net sales.

Hastings Manufacturing reported a net loss of $459,156, or $0.61 per share, in 2000, compared with net income of $326,770, or $0.42 per share, in 1999. In addition to the lower sales volume, the Company said that higher operating and interest expense, along with a shift in its sales mix to lower-margin markets, contributed to the net loss. The results were in line with a statement issued by the Company in February 2001.

"Automotive manufacturers and, by extension their suppliers, suffered from a downturn in the domestic market during the fourth quarter, and Hastings Manufacturing was no exception," said Andrew Johnson, co-chief executive officer. " This downturn, in combination with an increase in our expenses, contributed to reduced margins. We have taken the necessary cost-containment steps to return to profitability which, in concert with the shift to lean manufacturing begun in 1999 and an increased investment in sales and marketing, are aimed at helping us post improved results in 2001."

In February 2001, the Hastings' board of directors voted to suspend indefinitely the Company's regular quarterly cash dividend. The Company also announced temporary layoffs and permanent staff reductions in an effort to eliminate more than $1 million in costs. Restructuring costs associated with the staff reductions are expected to be non-material. The board noted that increased healthcare and legal expenses, along with slower sales in the second half of 2000, prompted the cost-containment measures.

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HASTINGS MANUFACTURING / page 2

"We are investing in marketing and sales programs designed to broaden our distribution and increase the mix of products we sell to our customers," said Mark Johnson, co-chief executive officer. "Hastings is working to implement an alliance similar in nature to our existing Canadian marketing program that will allow us to expand our product offering to the domestic aftermarket. We will continue to explore opportunities that will allow us to improve our product penetration in key market segments."

The Company's gross profit margin remained comparable to the prior year at 27.0 percent. A shift in the sales mix to lower-margin markets, combined with adjustments to the Hasting's labor standard costs during the fourth quarter, put pressure on the Company's realized gross margin. The gross profit margin during the fourth quarter of 2000 was 16.9 percent, down from 30.0 percent in 1999, due to the change in sales mix, the change in the labor standard costs, increases in overhead costs, and higher group-health insurance costs. The Company anticipates an improved gross profit performance through 2001.

Operating expenses increased slightly during 2000, reflecting increased investment in advertising, travel and selling support, as well as higher health insurance costs and legal fees. These increases were offset by lower printed material and trade advertising costs, as well as significant decreases in personnel support costs during the latter half of 2000. During the fourth quarter of 2000, operating expenses were 5.5 percent lower, primarily due to decreases in agents' commissions, professional and legal fees, and general personnel costs.

"In light of continued softness in the automotive market, we must continue to find ways to maximize our operating efficiencies while not losing momentum on our sales and marketing initiatives," Andy Johnson said. "Our focus on lean manufacturing and continuous improvement serve as an excellent roadmap for all our associates, and we rely on each of them to help pinpoint areas where we can drive waste out of our systems."

Hastings Manufacturing noted that production slowdowns and plant closures in the automotive industry during the fourth quarter will likely have a negative impact in its sales during the first quarter of 2001. The Company expects lower demand as original equipment manufacturers reduce their inventory to meet softening consumer demand.

Hastings Manufacturing Company serves the automotive parts market with piston rings, mechanics' specialty tools and additives for engines, transmissions and fuel systems. The piston rings and mechanics' specialty tools, available under the " HASTINGS" brand name, are marketed primarily through independent warehouse distributors, retailers, and on a limited basis, direct to original equipment manufacturers. The additives products available under the "CASITE™" brand name are marketed through The Casite Company, a joint venture that markets both directly and through independent representatives. Canadian distribution of all products is handled through a wholly owned subsidiary, Hastings, Inc. located in Barrie, Ontario. During 1999, Hastings began to distribute and administer products for other U.S.-based suppliers into the Canadian market. These products complement the current piston ring offerings as to both distribution channels and customer base.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

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Hastings Manufacturing Company and Subsidiaries Condensed Consolidated Statements of Operations

	Year ended December 31,
	2000	1999

Net Sales	$35,255,428	$37,411,532
Cost of Sales	25,741,410	27,251,022
Gross Profit	9,514,018	10,160,510

Operating Expenses:
Advertising	277,397	276,042
Selling	3,121,756	3,076,052
General & Administrative	5,609,458	5,592,600
Total Operating Expenses	9,008,611	8,944,694

Operating Income (Loss)	505,407	1,215,816

Other Expenses (Income):
Interest expense	753,679	671,723
Other, net	(60,116)	(32,677)
Total Other Expenses (Income)	693,563	639,046

Income (Loss) Before Taxes	(188,156)	576,770

Income Tax Expense (Benefit)	271,000	250,000
Net Income (Loss)	(459,156)	326,770

Net Income Per Share of Common Stock:
Basic	(0.61)	0.42
Diluted	(0.61)	0.42

Average Shares Outstanding:
Basic	748,653	775,046
Diluted	748,653	775,046

SOURCE: Hastings Manufacturing Company